UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 4, 2005

Commission File No. 001-12392

NDCHealth Corporation

(Exact name of registrant as specified in its charter)

DELAWARE	58-0977458
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

NDC Plaza, Atlanta, Georgia	30329-2010
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (404) 728-2000

None

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

As previously disclosed, in October 2004 NDCHealth Corporation (“NDCHealth” or the “Company”) identified certain practices regarding the exchange of physician software inventory held by the Company’s value-added resellers that were inconsistent with Company policies. Following a thorough review and analysis, and after discussion with the Company’s independent accountants, on January 4, 2005 the Audit Committee of the Board of Directors determined it is appropriate to restate prior-period results beginning with its fiscal year ended May 31, 2002 through the first quarter of fiscal year 2005 ended August 27, 2004. The restatement will also include other identified adjustments from prior periods.

On January 5, 2005, the Company issued a press release announcing the decision to restate certain prior-period financial statements, a copy of which is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference. NDCHealth intends to release its second fiscal quarter results and file amended filings with the SEC on Forms 10-K/A and 10-Q/A with restated financial statements as soon as possible.

Item 8.01 Other Events

Absent a waiver from the lenders under the Company’s $225 million Senior Credit Facility, these lenders may assert that the failure of the Company to timely deliver second quarter financial statements to the senior lenders constitutes an event of default under the Senior Credit Facility. In addition, the senior lenders may also assert that the adjustments to the Company’s financial statements constitute an event of default under the Senior Credit Facility. In the case of an event of default under the Senior Credit Facility, lenders representing more than 50% of the outstanding loans, letters of credit and unused financing commitments under the Senior Credit Facility would have the right to direct that the Senior Credit Facility be terminated and that all amounts outstanding thereunder become immediately due and payable. The Company has informed the senior lenders of the delay in delivering second quarter financial statements and has discussed with them the nature of the required adjustments. There can be no assurance that the senior lenders will grant the required waiver or, if granted, the terms and conditions pursuant to which the waiver will be granted.

If the lenders under the Company’s Senior Credit Facility were to accelerate the Company’s indebtedness and that acceleration were not rescinded within 10 days, such acceleration would constitute an event of default under the Indenture governing the Company’s $200 million aggregate principal amount of outstanding 10 1/2% Senior Subordinated Notes due 2012. In addition, the holders of the Notes may assert that an event of default has occurred under the Indenture if the holders of 25% or more of the aggregate principal amount of outstanding Notes give notice to the Company asserting that the Company’s failure to timely file the second quarter Form 10-Q constitutes a default and this default is not cured within 60 days after such notice is given. Following an event of default, the Trustee for the Notes or the holders of 25% or more of the aggregate principal amount of outstanding Notes may give notice to the Company declaring the Notes to be immediately due and payable.

The Company’s failure to timely file its Quarterly Report on Form 10-Q for the second fiscal quarter ended November 26, 2004 also may constitute failure to comply with the continued listing requirements of the New York Stock Exchange (the “Exchange”), on which the Company’s common stock is listed. While the Company expects to file the delinquent Form 10-Q in the near future, there can be no assurance that the Exchange will not take any action with respect to the Company’s listing on the Exchange.

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If the amounts outstanding under the Company’s Senior Credit Facility or the Indenture governing the Company’s outstanding 10 1/2% Senior Subordinated Notes were to become immediately due and payable and the Company were not able to repay these amounts when due, or if the Exchange were to take action against the Company with respect to the listing of its common stock or otherwise, these events could have a material adverse effect on the Company.

ITEM 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Exhibit Number	Exhibit Title
99.1	Press Release dated January 5, 2005.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NDCHealth Corporation
(Registrant)

By:	/s/ James W. FitzGibbons
James W. FitzGibbons
Vice President and Chief Accounting Officer

Date: January 5, 2005

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